Exhibit 99.1

MICT CLOSES ON $7.25 MILLION IN STRATEGIC FUNDING

•	Additional $1.75 Million committed to be invested within 6 weeks
•	Significant milestone in MICT’s growth strategy

Montvale, NJ – July 31th, 2019 MICT, Inc. (Nasdaq: MICT) (the “Company”) announced today that it has successfully closed on a series of strategic transactions resulting in the receipt by the Company of a total of $7.25 million, consisting of Series A convertible preferred stock and convertible notes. An additional $1.75 million is committed be invested in Series A convertible preferred stock on or before September 10, 2019, which will result in an aggregate of $9 million in proceeds to the Company.

The recent closings are comprised, before expenses, of $5.25 million in Series A convertible preferred stock, as well as a $2 million convertible note purchased by BNN Technology to replace MICT’s existing creditor instruments on more favorable terms, plus applicable warrant coverage. BNN and MICT have the option to increase the amount of the note financing to $3 million in the future.

Darren Mercer, Executive Director of BNN Technology and a non-executive director of MICT pursuant to BNN’s investment in the convertible note, said: “We are excited about the considerable potential of MICT’s technology in China and will continue to leverage our established network to accelerate its growth. We have introduced a number of significant commercial opportunities to the Company and look forward to working together to bring these to fruition. The planned business combination between BNN Technology/BI China, MICT, ParagonEx and other parties is progressing well, and we expect to provide a further update in the near future.”

David Lucatz, MICT’s President and Chief Executive Officer, stated: “This new funding is an important step towards completing our contemplated business combination with BNN and others, strengthening our balance sheet from the outset. With our operating business Micronet remaining part of MICT, BNN’s reach into significant markets and our enhanced business leveraging, the combined entity is expected to be very well positioned to pursue global opportunities, most notably in China.”

About MICT, Inc.

MICT, Inc. (MICT), via Micronet, operates in the growing commercial MRM market, mainly in the United States. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments.
For more information please visit: www.mict-inc.com.

Forward-looking Statements

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward looking statements include, but are not limited to, those statements regarding the positive momentum that Micronet is showing and the timing of the release of Micronet's next generation line of products. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2018 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.